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                                                                   Exhibit 10.10


Bernard Aronson
[Address]


Re: Updated Employment Offer

June 19, 1997

Dear Bernie,

On behalf of the Synplicity Board of Directors, I am pleased to confirm our offer of regular, full-time employment with Synplicity starting in July, 1997, as President and CEO of the Company. In this position you will report to the Board of Directors, and you will also become a member of the Board of Directors. As President and CEO, your powers and responsibilities will be those set forth in the Bylaws of the Company, as well as other duties that the Board assigns to you.

Salary: You will receive a starting base salary at a rate equivalent to $165,000
------
per year. As a professional (exempt) employee, you will be paid on a salaried basis, with paydays occurring semi-monthly, on the fifteenth and the last business day of each month.

Bonus:  You will be eligible for a target annual bonus in the amount of $50,000
-----
per year based on achieving specific objectives. The target bonus amount for 1997 will be pro-rated to the number of months you are an employee of Synplicity, and the bonus objectives will be as approved by the Board within 60 days of you joining, based on Synplicity reaching certain 1997 P&L revenue and profit goals. The bonus objectives for subsequent years will be as approved by the Board. You will receive a bonus for a given year only if you are an employee on December 31 of that year.

Stock:  When you join the company, you shall be granted an Incentive Stock
-----
Option (ISO) in accordance with the 1995 Synplicity, Inc. Stock Option Plan to purchase 6.0% of the fully diluted outstanding shares as calculated on the day before your first day of employment, at the then fair market value (which was $.20 per share at the most recent determination by the Board of Directors in June 1997). Fully diluted outstanding shares means all outstanding common shares, including those issuable upon exercise of outstanding options, whether vested or not, and all common shares issuable upon conversion of outstanding preferred stock. The option will vest over a four-year period from your start date, with 25% vesting after one year, and 1/48th per month thereafter for the remaining three years. If you desire to purchase your shares in order to start your capital gains holding period, your ISO will have a provision permitting exercise as to unvested shares, provided that you execute a Restricted Stock Purchase Agreement granting the company a repurchase right as to such unvested shares in the event of your termination of employment.
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If all or substantially all of Synplicity's assets or outstanding shares are sold, or if Synplicity is a party to a merger as a result of which Synplicity shareholders do not own more than 50% of the surviving entity, and your employment is terminated or constructively terminated without cause within six months after such sale or merger ("Sales Transaction"), this ISO will immediately vest in full. Constructive termination will mean a resignation following a change in business location outside the San Francisco Bay Area, a reduction in salary, or a diminution in responsibilities such that you no longer have a role commensurate with the position of an executive officer or of a manager in charge of a business unit which is similar in size to Synplicity. "Cause" will be defined as the determination by the board of directors that you have refused to follow board directives, violated your non-disclosure agreement with the company or your duties of loyalty or care, committed a felony or an act of moral turpitude or other action not becoming of an executive officer, engaged in actions which involved gross negligence or willful misconduct in the performance of your duties, or the like."

You will also be granted another stock option to purchase 1.5% of the fully diluted outstanding shares as calculated on the day before your first day of employment. This stock option will vest 100% upon the fifth anniversary of your employment, with accelerated vesting as to 100% of such shares upon the effective date of a Company IPO or the effective date of a Sales Transaction valuing the Company at seventy-five million dollars or more.

Current Company Benefits:
------------------------
Synplicity offers a group medical and dental plan for employees, and a 401K plan with some company matching. Synplicity allows 15 days of paid time-off per year for vacation, sick time, and personal needs. Company holidays are New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after, and Christmas Day. We also have as holidays the first day of Rosh Hashanah, and Yom Kippur. These last two holidays are floating, and can be used at another time after those dates, within the same year. You will receive more details from our HR manager when you join.

With your employment, comes the responsibility that you will honor any confidentiality agreements you have signed with other companies. If you have any confidential information or trade secrets, written, or otherwise known by you, you agree not to bring them to Synplicity, and you agree not to use them on the job in any way. You attest that you have not signed a "non-competition" agreement or any other agreement that would prohibit you from working here. This offer is contingent upon reviewing any agreements with your current employer concerning non-competition and confidentiality of information.

Your employment is "At Will". Both you and Synplicity agree that your employment is completely voluntary in nature, and will not be for a specific duration or term. This letter constitutes the full offer of employment and supersedes any prior discussions.

Bernie, we are very excited about the prospect of having you join us. We are confident that with your leadership Synplicity will continue its early success and go on to become a highly successful company. You may accept this offer by signing below and sending it back. We enthusiastically await your acceptance of this employment offer and look forward to you officially joining us here at Synplicity.
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Sincerely,


Ken McElvain, Director


Alisa Yaffa, Chairman of the Board

/s/ Alisa Yaffa
----------------------             ---------------------    --------------------
Signature                          Today's Date             Start Date

I accept your offer of employment with all the terms and conditions described herein, and agree to sign, on my first day, Synplicity's standard employment confidentiality agreement.

This offer is valid until June10, 1997